Exhibit (m)(ii) under Form N-1A
                                            Exhibit 1 under Item 601/Reg SK


                        GOLDEN OAK(R) FAMILY OF FUNDS

                           RULE 12b-1 AGREEMENT


      This Agreement is made between the Financial Institution executing this Agreement ("Institution") and Edgewood Services, Inc. ("ESI") for the mutual funds (referred to individually as the "Fund" and collectively as the "Funds") for which ESI serves as Distributor of shares of beneficial interest or capital stock ("Shares") and which have adopted a Rule 12b-1 Plan ("Plan") and approved this form of agreement pursuant to Rule 12b-1 under the Investment Company Act of 1940. In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

      1. ESI hereby appoints Institution to render or cause to be rendered distribution and sales services to the Funds and their shareholders.

      2. The services to be provided under Paragraph 1 may include, but are not limited to, the following:

            (a) making a cash sweep program available to certain shareholders of a Fund;

            (b)   reviewing the activity in Fund accounts;

            (c)   providing training and supervision of its personnel;

            (d) maintaining and distributing current copies of prospectuses and shareholder reports;

            (e) advertising the availability of its services and products;

            (f) providing assistance and review in designing materials to send to customers and potential customers and developing methods of making such materials accessible to customers and potential customers; and

            (g) responding to customers' and potential customers' questions about the Funds.

      3. During the term of this Agreement, ESI will pay the Institution fees for each Fund as set forth in a written schedule delivered to the Institution pursuant to this Agreement. ESI's fee schedule for Institution may be changed by ESI sending a new fee schedule to Institution pursuant to Paragraph 10 of this Agreement. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the fee on the basis of the number of days that the Rule 12b-1 Agreement is in effect during the quarter.

      4. The Institution agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of any or all of the Funds in opposition to proxies solicited by management of the Fund or Funds, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Directors or Trustees of the Fund or Funds constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This paragraph 4 will survive the term of this Agreement.

      5. With respect to each Fund, this Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Directors or Trustees of the Fund, including a majority of the members of the Board of Directors or Trustees of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund's Plan or in any related documents to the Plan ("Disinterested Directors or Trustees") cast in person at a meeting called for that purpose.

      6. Notwithstanding paragraph 5, this Agreement may be terminated as follows:

            (a) at any time, without the payment of any penalty, by the vote of a majority of the Disinterested Directors or Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund as defined in the Investment Company Act of 1940 on not more than sixty (60) days' written notice to the parties to this Agreement;

            (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940 or upon the termination of the "Distributor's Contract" between the Fund and ESI; and

            (c) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

      7. The termination of this Agreement with respect to any one Fund will not cause the Agreement's termination with respect to any other Fund.

      8. The Institution agrees to obtain any taxpayer identification number certification from its customers required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide ESI or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

      9. This Agreement supersedes any prior service agreements between the parties for the Funds.

      10. This Agreement may be amended by ESI from time to time by the following procedure. ESI will mail a copy of the amendment to the Institution's address, as shown below. If the Institution does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Institution's objection must be in writing and be received by ESI within such thirty days.


      11. This Agreement shall be construed in accordance with the Laws of the Commonwealth of Pennsylvania.


                                    [Institution]


                                    Address


                                    City
                                    State                    Zip Code

Dated:                              By:
      ------------------               ---------------------------------
                                    Authorized Signature


                                    Title


                                    Print Name of Authorized Signature




                                    EDGEWOOD SERVICES, INC.
                                    Federated Investors Tower
                                    Pittsburgh, Pennsylvania 15222-3779



                                    By:
                                       ---------------------------------
                                    Peter J. Germain, President

                        GOLDEN OAK(R) FAMILY OF FUNDS
                          -----------------------

                     EXHIBIT A to 12b-1 Agreement with
                      Edgewood Services, Inc. ("ESI")


Portfolios

      ESI will pay Institution fees for the following portfolios (the "Funds") effective as of the dates set forth below:

      Name                                            Date
      ----                                            ----
Class A Shares of:

      Golden Oak(R) Growth Portfolio                    June 1, 2002
      Golden Oak(R) Intermediate-Term Income Portfolio  June 1, 2002
      Golden Oak(R) International Equity Portfolio      June 1, 2002
      Golden Oak(R) Michigan Tax Free Bond Portfolio    June 1, 2002
      Golden Oak(R) Prime Obligation Money Market Portfolio   June 1, 2002
      Golden Oak(R) Small Cap Value Portfolio           June 1, 2002
      Golden Oak(R) Value Portfolio


Fees

      1. During the term of this Agreement, ESI will pay Institution a quarterly fee in respect of each Fund. This fee will be computed at the annual rate of 0.25% of the average net asset value of Shares held during the quarter in accounts for which the Institution provides services under this Agreement, so long as the average net asset value of Shares in each Fund during the quarter equals or exceeds such minimum amount as ESI shall from time to time determine and communicate in writing to the Institution.

      2. For the quarterly period in which the Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.